Exhibit 5


September 27, 1999


FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-8 to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof in connection with the FPL Group Employee Thrift Plan (the "Employee Thrift Plan") and the Employee Thrift and Retirement Savings Plan for Bargaining Unit Employees of Florida Power & Light Company (the "Bargaining Unit Plan" and together with the Employee Thrift Plan, the "Plans"). The Registration Statement registers 4,000,000 shares of FPL Group Common Stock, $.01 par value (the "Common Stock"), for the Employee Thrift Plan (the "Employee Thrift Plan Shares"); 2,000,000 shares for the Bargaining Unit Plan (the "Bargaining Unit Shares" and together with the Employee Thrift Plan Shares, the "Shares"); and the Preferred Share Purchase Rights attached to each of the Employee Thrift Plan Shares and the Bargaining Unit Shares (collectively, the "Rights"). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

In connection therewith, we have examined FPL
Group's Restated Articles of Incorporation and FPL Group's Bylaws, each as amended to the date hereof; the Rights Agreement dated as of June 20, 1996 between FPL Group and The First National Bank of Boston (the "Rights Agreement"), providing for the issuance of the Rights; resolutions adopted by the Board of Directors of FPL Group on June 17, 1996 providing, among other things, for distribution of the Rights and approving the Rights Agreement; and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion.


We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, such other legal authority in Florida as we have deemed relevant and, because the issuance of the Rights would, if challenged, present as to a Florida corporation a case of first impression in the courts of Florida and because the issuance of interests such as the Rights has to our knowledge yet to be the subject of any reported appellate opinion of a Florida court, we have reviewed certain case law with respect to the distribution of such rights in other jurisdictions.

For purposes of the opinion related to the Rights expressed herein, we have assumed (1) that FPL Group has sufficient authorized but unissued shares of preferred stock to provide fully for the exercise of the Rights without amendment of FPL Group's Restated Articles of Incorporation to increase the number of authorized but unissued shares of preferred stock, (2) that no member of the Board of Directors of FPL Group has any personal interest therein (except for an interest arising solely from ownership of FPL Group Common Stock) and (3) that in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPL Group and its shareholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances, and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention that would lead us to believe that we are not justified in relying on such assumptions.

Based on the foregoing, we advise you that:

1. The Shares of Common Stock, when issued in accordance with the terms set forth in the Plans, will be validly issued, fully paid and non-assessable.

2. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

The foregoing opinions are rendered subject to the qualification that we are members of the Florida Bar. The foregoing opinions are limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

We further advise you that the statements made in the Prospectus under the caption "Federal Income Tax
Consequences" constitute an accurate general description of certain federal income tax consequences to participants in the Plans.

We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement. We also consent to the reference to us in the Prospectus under the caption
"Legal Matters."


Very truly yours,


/s/ Steel Hector & Davis LLP

STEEL HECTOR & DAVIS LLP